Mail Stop 6010


February 22, 2006

Mr. Robert D. George
Vice President, Chief Financial Officer, Secretary and Treasurer
Esterline Technologies Corporation
500 108th Avenue NE
Bellevue, Washington 98004

		RE: 	Esterline Technologies Corporation
			Form 10-K for fiscal year ended October 28, 2005
			File No.  1-6357

Dear Mr. George,

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant